Exhibit 99.1

Crawford & Company®

5335 Triangle Parkway NW

Peachtree Corners, GA 30092

Crawford & Company® agrees to sell its share of Lloyd Warwick International (LWI) business

ATLANTA (12 June 2020) Crawford & Company® (NYSE: CRD-A and CRD-B), the world’s largest publicly listed independent provider of claims management and outsourcing solutions to carriers, brokers and corporates, has agreed to sell its 51 percent of shares in Lloyd Warwick International (LWI).

The sale of Crawford’s shares in LWI was a carefully considered strategic decision. LWI was the only loss adjusting brand in the company’s portfolio that stood separate from Crawford and its sale simplifies the company’s loss adjusting operations under one master brand.

“This sale allows us to simplify our loss adjusting brand structure and take a One Crawford approach to the market,” commented Andrew Bart, president of Crawford Global Technical Services. “We remain committed to the energy sector and will now operate solely under the Crawford brand. Our focus on being the best experts for the most complex claims remains unchanged as we continue to deliver on our mission to restore and enhance lives, businesses and communities.”

About Crawford®

Based in Atlanta, Crawford & Company (NYSE: CRD-A and CRD-B) is the world’s largest publicly listed independent provider of claims management and outsourcing solutions to insurance companies and self-insured entities with an expansive global network serving clients in more than 70 countries. The Company’s two classes of stock are substantially identical, except with respect to voting rights and the Company’s ability to pay greater cash dividends on the non-voting Class A Common Stock (CRD-A) than on the voting Class B Common Stock (CRD-B), subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of CRD-A must receive the same type and amount of consideration as holders of CRD-B, unless different consideration is approved by the holders of 75 percent of CRD-A, voting as a class. More information is available at www.crawco.com.

Media Contacts:

Lynn Cufley

Marketing & Communications Director, International

+44 7585 901936

Lynn.Cufley@crawco.co.uk